Exhibit 10.1

August 6, 2013

Richard John Sudol
[Address]
[Address]
[E-mail Address]
[Telephone Number]

Dear Mr. Sudol:

On behalf of The Simsbury Bank & Trust Company, I am pleased to offer you the position of Chief Financial Officer with the officer title of Senior Vice President.  We are very pleased for you to join us in helping consumers and businesses to achieve their goals with our banking and investment services.  We look forward to your contributions toward achievement of our growth strategies to benefit our customers, employees and shareholders.

Start Date, Compensation and Work/Pay Schedule
Your start date will be determined, but is anticipated to be August 26, 2013.  Your starting rate will be $175,000 per year.  As the position is at an officer level, the proposed election will be brought to the Bank’s Board of Directors at an upcoming board meeting.

The position is full time and also exempt from overtime provisions (meaning you will not receive overtime pay at time and a half if you work in excess of 40 hours in a week).  Our current pay schedule is every other week, or 26 times per year.  We generally conduct performance reviews with employees after their first three months with us and thereafter generally annually.

Benefits
Our current policy is to provide 28 days of paid time off (PTO) per year for senior officers.  PTO is calculated on a calendar basis; therefore you will be eligible for 9 days to be used through the end of this year and 28 days in 2014.  This bank of time includes all paid sick, personal and vacation time; eight of these days per year can be carried over into the next year to be used by June 30th of that year.

You will be eligible for participation in our group medical, dental, life insurance and disability insurance plans beginning the first of the month after your start date and the matching 401k Plan on the first of the month following 90 days of service, pursuant to each of those plans’ governing rules and regulations.

In addition, you will be eligible for the Bank’s executive annual short term incentive plan.  The target bonus rate for this position is 15%, but up to 20% of salary for exceptional performance.  The Bank will commit to a 15% bonus for 2013 based on the full annual salary rate; bonuses are typically paid in April of the following year.  To be paid this bonus for any particular year you must be employed with the Bank at the time of payout.

In the event that the Board of Directors authorizes a restricted stock or stock option award this year under our current Stock Award and Option Plan, you would be included in the award with a target award with the current market value of approximately 15% of base salary.  These awards are authorized by the Board of Directors and vest over a three year period.  There is no annual expectation in the granting stock awards, but consideration of grants is generally made each fourth quarter of the year.

Within six months of your start date, you will be granted a supplemental employee retirement plan with a structure similar to those in existence for senior officers currently, subject to a “best practices” update by the Bank’s vendor, with a value of $20,000 in annual retirement payments for 15 years beginning at age 65.  In the case of your death while actively employed with the Bank, your designated beneficiary will receive an annual survivor’s benefit equal to $20,000 annually for 15 years; upon your death while receiving the supplemental employee retirement plan pension, your designated beneficiary shall receive the remaining payments which would have been due to you.  Furthermore, upon a change in control of the Company or the Bank, you would be credited with five years of service with respect to the Supplemental Executive Retirement plan.

You will be granted a change of control agreement with terms similar in structure to those described in the 2013 proxy statement of SBT Bancorp for Mr. Bisceglio and Mr. Sheahan, subject to “best practices” update by the Bank’s counsel.

You will be eligible for participation in the executives’ enhanced disability coverage which allows for up to $25,000 in monthly benefits paid at approximately two-thirds of compensation (as opposed to the $8,000 maximum of our standard group plan.)

You will be eligible for participation in the executives’ enhanced life insurance coverage which provides coverage of 2.25 times salary up to a benefit of $300,000 (as opposed to the $200,000 maximum benefit of our standard group plan.)

In addition, you will be paid a $5,000 general relocation expense stipend; this will be payable in the first regular payroll that is calculated after your start date.

All of these benefits and policies are governed by policies specific to them and our Personnel Policies and Employee Handbook, which will be given to you on your first day.

Your First Day
On your first day, please report to my office at 86 Hopmeadow Street, Simsbury, at 8:00 a.m. At that time, we will complete the required new-hires forms, review our benefits package, and other first-day information.

Please bring identification that is acceptable for completing the I-9 form that all employees must complete for the Bank to ascertain identity and eligibility to work in the United States.  Attached or via the link below is a list of acceptable forms of identification for this purpose (you will need either one or two pieces of identification – the number determined by which type of documentation you provide – see the last page of the I-9 form). http://www.uscis.gov/files/form/i-9.pdf

Please also bring your driver’s license if that is not one of the pieces of identification you choose to use for completing the I-9 form so that we can copy it for use in setting your access to the Bank’s core system.

Other Terms and At-Will Employment Status
You should know that employment with The Simsbury Bank & Trust Company is an “at will” relationship and both the Bank and the individual employee are free to terminate the employment relationship at their discretion at any time for any reason.

This letter contains the complete terms of our offer of employment to you and any prior oral or written representations which are not contained in this letter are invalid.  These original terms of your employment with the Bank may change from time to time.

You have given your initial acceptance verbally, but please follow that up with your signature on this letter and return the letter to me either by fax (860.651.2075) or by scanning and emailing me (spresutti@simsburybank.com).  This offer is contingent on the Bank performing and receiving satisfactory credit and background check reports, reference checks and other reports.  This offer expires on August 8, 2013 at 5:00 p.m.

We are pleased to make this offer to you and look forward to you joining our highly motivated team of professionals.  If you have any questions in the meantime about anything regarding the position or our benefits or directions to my office, please feel free to call me at 860.651.2070.

Sincerely yours,

/s/ Susan D. Presutti

Susan D. Presutti
Human Resources Officer

If you agree to the terms as stated in this letter, please acknowledge by signing and dating below and returning this letter to the Bank by the offer expiration date.

/s/ Richard J. Sudol	August 6, 2013
Date